As filed with the Securities and Exchange Commission on October 22, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

MSGS SPINCO, INC.*

(Exact name of registrant as specified in its charter)

Nevada	42-2203884
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Two Pennsylvania Plaza

New York, New York 10121

(Address of principal executive offices, including zip code)

2026 Employee Stock Plan

2026 Stock Plan for Non-Employee Directors

(Full title of each plan)

Mark Cresitello

Senior Vice President, Deputy General Counsel and Secretary

Two Pennsylvania Plaza

New York, New York 10121

(Name and address of agent for service)

(212) 465-6500

(Telephone number, including area code, of agent for service)

With a copy to:

Robert W. Downes

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by MSGS Spinco, Inc. (the “Registrant”) are incorporated herein by reference:

(a)

The Registrant’s Registration Statement on Form 10-12B/A (File No. 001-43449) filed on September 30, 2026, including the description of the Registrant’s Common Stock contained therein, and any amendment or report filed for the purpose of updating such description.

(b)	The Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on October 9, 2026 and October 22, 2026.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes (“NRS”) Section 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by such person to the extent successful on the merits or in connection with any defense of (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (b) any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe the conduct was unlawful.

NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to NRS 78.7502(2) may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.747 provides that except as otherwise provided by statute or agreement, no person other than a corporation is individually liable for a debt or liability of the corporation unless the person acts as the alter ego of the corporation. The court, as a matter of law, must determine the question of whether a person, including a director or officer, acts as the alter ego of corporation.

Article 8 of the Registrant’s amended and restated articles of incorporation provides that, to the fullest extent permitted by the NRS (including, without limitation, NRS 78.7502 and 78.751), as the same exists or may hereafter be amended or supplemented, or by any successor thereto, the Registrant will indemnify any and all persons over whom it shall have power to indemnify under said article from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided under the amended and restated articles of incorporation is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The amended and restated articles of incorporation also provide that no amendment, modification or repeal of the indemnification provision shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

The Registrant expects to enter into indemnification agreements with each of its directors and officers. The indemnification agreements will provide that the Registrant will, to the fullest extent permitted by Nevada law, and subject to the terms and conditions of each indemnification agreement, indemnify each director and officer against certain types of liabilities and pay or reimburse certain expenses if the director or officer is involved in any manner (including as a party or witness) in certain types of proceedings by reason of the fact of such person’s (a) service as a director, officer, partner, trustee, fiduciary, manager or employee of the Registrant or of any other corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise (i) that is affiliated with the Registrant (an “affiliated entity”) or (ii) not affiliated with the Registrant (an “unaffiliated entity”) at the written request of the Board of Directors of the Registrant (the “Board”), a committee thereof, the Executive Chairman or the Chief Executive Officer of the Registrant or (b) service on or prior to the date of the distribution as a director or officer of Madison Square Garden Sports Corp. (to be renamed “MSG Knickerbockers Corp.”) (“MSG Sports”), an affiliated entity of MSG Sports, or unaffiliated entity of MSG Sports (in the case of an unaffiliated entity of MSG Sports, at the written request of the Board, a Board committee, the Executive Chairman or the Chief Executive Officer of MSG Sports). The liability for service described in clause (b) is notwithstanding the releases made by the Registrant on behalf of our directors and officers provided for in the Distribution Agreement (as described below) and shall be secondary (i.e., the Registrant’s joint and several liability with MSG Sports arises if any applicable indemnity claim is not paid in full by MSG Sports within 45 days) to the liability of MSG Sports to the extent that a proceeding does not relate to the New York Rangers business.

A Distribution Agreement between the Registrant (to be renamed MSG Rangers Corp.) and MSG Sports provides for indemnification by the Registrant of MSG Sports and its directors, officers and employees and by MSG Sports of the Registrant and its directors, officers and employees for certain liabilities, including liabilities under the Securities Act and the Exchange Act. The amount of these indemnity obligations is unlimited.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Registrant’s Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 22, 2026)

4.2	Registrant’s Form of Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.4 to Registrant’s Registration Statement on Form 10-12B (File No. 001-43449) filed on August 14, 2026)

4.3	2026 Employee Stock Plan

4.4	2026 Stock Plan for Non- Employee Directors

5	Opinion of Brownstein Hyatt Farber Schreck, LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in the Opinion filed as Exhibit 5)

24	Power of Attorney (set forth on the signature page)

107	Calculation of Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 22nd day of October, 2026.

MSGS SPINCO, INC.

By:	/s/ Mark Cresitello
Name: Mark Cresitello
Title: Senior Vice President, Deputy General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Paul DiCicco, Bryan Warner and Mark Cresitello to file one or more amendments, including Post-Effective Amendments, to this registration statement, which Amendments may make such changes as any of them deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Paul DiCicco, Bryan Warner and Mark Cresitello as Attorney-in-Fact to execute his or her name and on his or her behalf to file any such Amendments to this registration statement.

Signature	Title	Date

/s/ James L. Dolan James L. Dolan	Executive Chairman, Chief Executive Officer and Director	October 22, 2026

/s/ Paul DiCicco Paul DiCicco	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 22, 2026

/s/ Joseph M. Cohen Joseph M. Cohen	Director	October 22, 2026